EXHIBIT 99.1

March 14, 2014

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES DRILLING OF PROPERTIES AND ACQUISITION

MIDLAND, TEXAS, March 14, 2014 – Mexco Energy Corporation (NYSE MKT:MXC) today announced the drilling of certain properties in the Permian Basin of West Texas and the acquisition of producing properties in four states.

Mexco Energy Corporation (“Mexco”) is participating as a working interest owner in a joint venture drilling four (4) vertical development wells to a depth of 11,000 feet on 160 acre spacing in the Dean, Wolfcamp, Cline and Atoka formations on 640 acres in Reagan County, Texas.  Initial per day production rates from two of these wells respectively are 128 barrels of oil and 110,000 cubic feet of natural gas and 94 barrels of oil and 179,000 cubic feet of natural gas.  Mexco’s working interest in this joint venture is .3% (.24% net revenue interest).

These wells will hold the deep rights for further development by horizontal drilling.  The Wolfcamp formation in this area is an approximately 1,700 feet thick section consisting of interbedded organic shales and carbonates and includes two reservoir units, the “A” and “B” benches that have both been successfully developed with horizontal wells.  These four vertical wells in Reagan County, Texas are in addition to two horizontal wells in which Mexco is participating in Reagan County, Texas as previously announced on February 27, 2014.

Also, Mexco has acquired for $450,000, a package of non-operated producing properties consisting of 10 oil wells and 1 gas well located in Webster Parish, Louisiana; Eddy County, New Mexico; Billings County, North Dakota; and, Nolan and Smith Counties, Texas.  The purchase price was funded from the Company’s $4.9 million bank credit facility.  This purchase, effective March 1, 2014, includes working interests ranging from 27.5% to .13% (net revenue interests of 24.06% - .11%) adding estimated net proved reserves of approximately 35,000 barrels of oil equivalent at a cost of $12.86 per barrel.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties.  For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2013.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact:  Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.